Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-3 of Earthstone Energy, Inc. with respect to the information from our firm’s reserve report dated March 1, 2017, included in the Annual Report on Form 10-K of Earthstone Energy, Inc. for the year ended December 31, 2016, filed with the SEC on March 15, 2017, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.  We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement

CAWLEY, GILLESPIE & ASSOCIATES, INC. Texas Registered Engineering Firm F-693

	By:	/s/ W. Todd Brooker, P.E.
W. Todd Brooker
Houston, Texas		President
October 11, 2017